Putnam Dynamic Risk Allocation Fund, May 31, 2017, annual report


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	 455
Class B	  41
Class C	 122
Class M	   5

72DD2

Class R	   1
Class R6 2,656
Class Y  1,215

73A1

Class A	0.248
Class B	0.159
Class C	0.151
Class M	0.204

73A2

Class R	0.180
Class R6	0.291
Class Y	0.277

74U1	(000s omitted)

Class A	1,695
Class B	248
Class C	682
Class M	26

74U2	(000s omitted)

Class R	10
Class R6	9,333
Class Y	4,139

74V1

Class A	10.96
Class B	10.76
Class C	10.78
Class M	10.94

74V2

Class R	10.93
Class R6	10.94
Class Y	10.99

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.